UNITED STATES                          OMB APPROVAL
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549           OMB Number:   3235-0101
                                                      Expires:August 31, 2003
                          FORM 144                    Estimated average burden
                                                      hours per response.....2.0

         NOTICE OF PROPOSED SALE OF SECURITIES              SEC USE ONLY
PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933     Document Sequence No.

ATTENTION:  Transmit for filing 3 copies of this form     Cusip Number
            with either placing an order with a broker
            to execute sale or executing a sale           Work Location
            directly with a market maker

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||1(a) Name of Issuer                            |(b)IRS Ident. No.       |(c) S.E.C. File No.        |
|                                                |                        |                           |
|      XM SATELLITE RADIO HOLDINGS, INC.         |   54-1878819           |    005-57011              |
|                                                |                        |                           |
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|(d) Address of Issuer               Street                   City                State      Zip Code | (e) Telephone No.          |
|                                                                                                     |----------------------------
|                                                                                                     | Area Code|   Number        |
|                     1500 Eckington Place, NE              Washington             DC      20002-2194 |   202    |  380-4000       |
|---------------------------------------|------------------------------------------------------------------------------------------
|2(a) Name of Person for whose account the |(b) IRS Ident. No.   |(c) Relationship to |(d) Address Street    City    State Zip Code|
|     Securities are to be sold            |                     |    Issuer          |                                            |
|                                          |                     |                    |                                            |
|     BARON CAPITAL ASSET FUND             |    13-3976468       |    NONE            |    767 Fifth Avenue, New YOrk, NY 10153    |
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INSTRUCTION:The person filing this notice should contact the issuer to obtain the IRS Identification Number and the SEC file Number
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|3(a)             |(b)                             |SEC USE ONLY|(c)           |(d)          |(e)         |(f)         |(g)        |
|    Title of the |   Name and Address of Each     |------------| Number of    |  Aggregate  | Number of  | Approximate|Name of    |
|    Class of     |   Broker Through Whom the      | Broker-    | Shares or    |   Market    | Shares or  |  Date of   |Each       |
|    Securities   |   Securities are to be Offered | Dealer File| Other Units  |    Value    | Other Units|     Sale   |Securities |
|    To Be Sold   |   or Each Market Maker who is  | Number     | to be Sold   |             | Outstanding|            |Exchange   |
|                 |   Acquiring the Securities     |            |              |             |            |            |           |
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|                 |   Nite Securities              |            |              |             |            | Over the   |           |
|    Class A      |   525 Washington Boulevard     |            |              |             |            | next 90    | NASDAQ    |
|    Common       |   Jersey City, NJ 07310        |            |   9,000      |  $101,661   |  89,800,000| days       |           |
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|                 |   Nite Securities              |            |              |             |            | Over the   |           |
|    Class A      |   525 Washington Boulevard     |            |              |             |            | next 90    | NASDAQ    |
|    Common       |   Jersey City, NJ 07310        |            |  22,000      |  $228,941   |  89,800,000| days       |           |
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|                 |                                |            |              |             |            |            |           |
|                 |                                |            |              |             |            |            |           |
|                 |                                |            |              |             |            |            |           |
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

                       TABLE I  - SECURITIES TO BE SOLD
   Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

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|Title of  |Date you |                                   | Name of Person from Whom Acquired |     Amount of      |Date of |Nature |
|the Class |Acquired | Nature of Acquisition Transaction |                                   |Securities Acquired |Payment |of     |
|          |         |                                   |                                   |                    |        |Payment|
|----------|---------|-----------------------------------|-----------------------------------|--------------------|--------|-------|
| Common   | 08/00   | Conversion from Series C          |  Issuer                           |   31,000 in        | 8/8/00 | CASH  |
|          |(convert-| Convertible Preferred             |                                   |   conversion       |        |       |
|          | ed into |                                   |                                   |                    |        |       |
|          | Common  |                                   |                                   |                    |        |       |
|          | 05/02)  |                                   |                                   |                    |        |       |
|          |         |                                   |                                   |                    |        |       |
|          |         |                                   |                                   |                    |        |       |
|          |         |                                   |                                   |                    |        |       |
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


===============================================================================

               TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS
Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.

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|                                                        |                                 |             |    Amount of   |Gross   |
|             Name and Address of Seller                 |      Title of Securities Sold   | Date of Sale| Securities Sold|Proceeds|
|----------------------------------------------------------------------------------------------------------------------------------|
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
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
REMARKS:



                    ATTENTION:
                    The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.

                    BARON CAPITAL FUNDS TRUST on behalf of the
                    BARON CAPITAL ASSET FUND series
                    By:


 05/03/02           /s/ Ronald Baron
----------------    ----------------------------------
Date of Notice          Ronald Baron, Chairman & CEO